FIRST AMENDMENT TO CREDIT AGREEMENT
FIRST AMENDMENT TO CREDIT AGREEMENT (this “Amendment”), dated as of May 21, 2010, among Dentsply International Inc. (the “Company”), the several banks and other financial institutions parties to the Credit Agreement (as hereinafter defined) (collectively, the “Lenders”), and PNC BANK, NATIONAL ASSOCIATION, as Agent for the Lenders (in such capacity, the “Agent”).
W I T N E S S E T H:
WHEREAS, the Company, the Lenders and the Agent are parties to a Two Year Credit Agreement, dated as of February 24, 2010 (as amended, supplemented or otherwise modified, the “Credit Agreement”);
WHEREAS, the Company has requested that the Lenders consent to certain changes to the Credit Agreement so that the Credit Agreement will conform with certain changes being made to the Company’s primary credit facility; and
WHEREAS, the Lenders have consented to such request on and subject to the terms hereof.
NOW, THEREFORE, in consideration of the foregoing and for other consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:
1.Defined Terms. Unless otherwise defined herein, terms defined in the Credit Agreement are used herein as therein defined.
2.Amendments to Credit Agreement.
(a)Section 5.01(h) of the Credit Agreement is hereby amended by deleting the phrase “no less favorable to the Company or such Subsidiary” contained therein and substituting in lieu thereof the phrase “not materially less favorable to the Company or such Subsidiary”.
(b)Section 6.01(d) of the Credit Agreement is hereby amended by deleting the dollar amount “$25,000,000” contained therein and substituting in lieu thereof the dollar amount “$50,000,000”.
(c)Section 6.01(f) of the Credit Agreement is hereby amended and restated to read in full as follows:
“(f)    One or more judgments for the payment of money in an aggregate amount in excess of $50,000,000 shall be rendered against the Company, any Subsidiary or any combination thereof and the same shall remain undischarged for a period of thirty (30) consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of the Company or any Subsidiary to enforce any such judgment; or”
(d)Section 6.01(h) of the Credit Agreement is hereby amended by deleting the dollar amount “$25,000,000” contained therein and substituting in lieu thereof the dollar amount “$50,000,000”.
3.Representations and Warranties. The Company hereby represents and warrants to the Lenders and the Agent that:
(a)There exists no Default or Event of Default under the Credit Agreement as amended hereby;
(b)The representations and warranties made in the Credit Agreement (as amended hereby) are true and correct in all material respects on and as of the date hereof as if made on and as of the date hereof, except that any such representation and warranty that is given as of a particular date or period and relates solely to such date or period is true and correct in all material respects as of such date or period;
(c)The execution and delivery of this Amendment by the Company has been duly authorized by all requisite action on behalf of the Company, and this Amendment constitutes the Company’s legal, valid and binding obligation, enforceable in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws or equitable principles from time to time in effect relating to or affecting the rights of creditors generally; and
(d)No consent, approval, authorization or order of, or filing, registration or qualification with, any court or governmental authority or third party is required in connection with the execution, delivery or performance by the Company of this Amendment (except for those which have been obtained on or prior to the date hereof).
4.Conditions Precedent. The Amendment shall become effective on the date when the Agent receives this Amendment duly executed by the Company, the Agent and the Lenders.
5.Affirmations. The Company hereby: (i) ratifies and affirms all the provisions of the Credit Agreement as supplemented and amended hereby, (ii) agrees that the terms and conditions of the Credit Agreement and the Notes shall continue in full force and effect as supplemented and amended hereby and (iii) acknowledges and agrees that it has no defense, set-off counterclaim or challenge against the payment of any sums currently owing under the Credit Agreement and the

Notes or the enforcement of any of the terms or conditions thereof and agrees to be bound thereby and perform thereunder.
6.Limited Effect. Except as expressly modified hereby, the Credit Agreement and the Notes shall continue to be, and shall remain, unaltered and in full force and effect in accordance with their terms.
7.Release. (a) Recognizing and in consideration of the Lenders’ agreements set forth herein, the Company hereby waives and releases each Lender, the Agent and each of their respective Affiliates and the officers, directors, employees, agents, and advisors of such Persons and such Affiliates from any liability, suit, damage, claim, loss or expense of any kind or nature whatsoever and howsoever arising that the Company ever had or now has against any of them through and including the date hereof arising out of or relating to any acts or omissions with respect to this Amendment, the Credit Agreement, the Notes or any other matters described or referred to herein or therein or related hereto or thereto.
8.Integration. This Amendment constitutes the sole agreement of the parties with respect to the terms hereof and shall supersede all oral negotiations and the terms of prior writings with respect thereto.
9.Severability. Any provision of this Amendment which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
10.Miscellaneous.
(a)Expenses. The Company agrees to pay all of the Agent’s reasonable out-of-pocket fees and expenses incurred in connection with the preparation, negotiation and execution of this Amendment and the transactions contemplated hereby, including without limitation, the reasonable fees and expenses of counsel to the Agent.
(b)Governing Law. This Amendment shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania.
(c)Successors and Assigns. This Amendment shall inure to the benefit of, and be binding upon, the parties hereto and their respective successors and assigns.
(d)Counterparts. This Amendment may be executed in one or more counterparts, each of which shall be deemed to be an original, and all of which shall constitute one and the same instrument.

(e)Headings. The headings of any paragraph of this Amendment are for convenience only and shall not be used to interpret any provision hereof.
(f)Modifications. No modification hereof or any agreement referred to herein shall be binding or enforceable unless in writing and signed on behalf of the party against whom enforcement is sought.
IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

COMPANY:
DENTSPLY INTERNATIONAL INC.

By: /s/ William E. Reardon
Name: William E. Reardon
Title: V.P. & Treasurer

By: /s/ Andrew M. Smith
Name: Andrew M. Smith
Title: Ast. Treasurer

PNC BANK, NATIONAL ASSOCIATION, as a Lender and as Agent

By: /s/ Meredith Jermann
Name: Meredith Jermann
Title: Vice President